Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2013, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, (the “Company”) (which reports express an unqualified opinion), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltd.

Hamilton, Bermuda
February 28, 2013